FACTORING AND SECURITY AGREEMENT

THIS FACTORING AND SECURITY AGREEMENT is made as of 2/4/2019 by and between Eastside Distilling, Inc., a Nevada Corporation (“Seller”) and ENGS COMMERCIAL CAPITAL, LLC (“Purchaser”).

1. Definitions and Index to Definitions. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code:

1.1 “Active Account Debtor” - An Account Debtor of Seller which owes a Purchased Account to Purchaser.

1.2 “Affiliate” - With respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

1.3 “Avoidance Claim” - Any claim that any payment received by Purchaser is avoidable under the Bankruptcy Code or any other debtor relief statute.

1.4 “Balance Subject to Discount” - The difference between the unpaid Face Amount of Purchased Accounts and the Reserve Account.

1.5 “Business Day” - A day on which a bank is open for business in the Chosen State.

1.6 “Chosen State: - Alabama.

1.7 “Clearance Days” - Three Business Days for checks drawn on banks located within the Chosen State and for electronic funds transfers, and five Business Days for all other payments.

1.8 “Closed” - A Purchased Account is closed upon receipt of full payment by Purchaser from a Payor or from the Seller (including its being charged to the Reserve account).

1.9 “Collateral”- All Seller’s now owned and hereafter acquired Accounts, Chattel Paper, Inventory, Equipment, Instruments, Investment Property, Documents, Letter of Credit Rights, Commercial Tort Claims and General Intangibles.

1.10 “Collection Services” — See Section 10.1.2. hereof.

1.11 “Complete Termination” — Complete Termination occurs upon satisfaction of the following conditions:

1.11.1 Payment in full of all Obligations of Seller to Purchaser;

1.11.2 If Purchaser has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Seller, acknowledgement from any beneficiaries thereof that Purchaser or any other issuer has no outstanding direct or contingent liability therein.

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1.11.3 Seller has executed and delivered to Purchaser a general release in the form of Exhibit 1.11.3. attached hereto.

1.12 “Default Discount Rate” — The Discount Rate plus the Default Spread.

1.13 “Default Spread” — 5.0%.

1.14 “Discount” - The product of the Discount Rate multiplied by the average daily Balance Subject to Discount.

1.15 “Discount Rate” -The Prime Rate plus the Spread.

1.16 “Early Termination Date” - The earlier of:

1.16.1 The Termination Date set forth in a Notice of Termination; or

1.16.2 At the option of Purchaser, the date on which Seller commits an Event of Default.

1.17 “Early Termination Fee” - 2.0% of the Maximum Amount.

1.18 “Eligible Account” - An Account that is acceptable for purchase as determined by Purchaser in the exercise of its reasonable sole credit or business judgment.

1.19 “Events of Default” - See Section 16.1.

1.20 “Exposed Payments” - With respect to an Account which Seller has repurchased or could be required to repurchase hereunder, payments received by Purchaser from or for the account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor’s deposit account within ninety days of the commencement of said bankruptcy case.

1.21 “Face Amount” - The face amount due on an Account at the time of purchase.

1.22 “Initial Term” - A one year period, computed from the date on which Purchaser first purchases an Account hereunder.

1.23 “Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.24 “Late Payment Date” - Ninety days from the date on which a Purchased Account was Purchased.

1.25 “Maximum Amount” - $2,000,000

1.26 “Minimum Monthly Net Funds Employed Balance “- $500,000

1.27 “Misdirected Payment Fee”-

1.27.1. 15% of the amount of any payment (but in no event less than $1,000) on account of a Purchased Account (and, after the occurrence of an Event of Default, payments on accounts of any Account) which has been received by Seller or a third party and not paid by Seller to Purchaser, as the case may be, on the next Business Day following the date of receipt by Seller or the date of Seller’s knowledge of receipt by such third party; or

1.27.2. 30% of the amount of any such payment which has been received by Seller or any third party as a result of any action taken by Seller to cause such payment to be made to Seller or any third party.

1.28 “Notice of Termination” - A notice sent by the Seller to the Purchaser in the form of Exhibit 1.28. evidencing Seller election to terminate this Agreement.

1.29 “Obligations” - All present and future obligations owing by Seller to Purchaser whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any bankruptcy case in which Seller is a Debtor.

1.30 “Parties” - Seller and Purchaser.

1.31 “Payor” - An Account Debtor or other obligor on an Account, or entity making payment thereon for the account of such party.

1.32 “Permitted Termination Period” - The period between sixty days and ninety days immediately prior to the end of a Term.

1.33 “Person” - Any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

1.34 “Prime Rate” - The lesser of (i) 5%; and (ii) the “prime rate” as published in the Wall Street Journal.

1.35 “Purchase Date” - The date on which Seller has been advised in writing that Purchaser has agreed to purchase an Account.

1.36 “Purchased Accounts” - Accounts purchased hereunder which have not been Closed.

1.37 “Renewal Term” - 1 year.

1.38 “Repurchased” - An Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount.

1.39 “Required Reserve Amount” - The Reserve Percentage multiplied by the unpaid balance of Purchased Accounts.

1.40 “Reserve Account” - A bookkeeping account on the books of the Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to ensure Seller’s performance with the provisions hereof.

1.41 “Reserve Percentage” - 15%.

1.42 “Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.

1.43 “Schedule of Accounts” - A form supplied by Purchaser from time to time wherein Seller lists such of its Accounts as it requests that Purchaser purchase under the terms of this Agreement.

1.44 “Servicing Fee” - The product of the Service Fee Rate multiplied by the Balance Subject to Discount.

1.45 “Service Fee Rate” - 0.60% charged monthly in arrears on the average monthly NFE.

1.46 “Spread” - 2.0%.

1.47 “Term” - The Initial Term or a Renewal Term, as the case may be.

1.48 “Termination Date” - The earlier of (i) the Early Termination Date, or (ii) the end of the last Term which was not extended under Section 19 hereof.

1.49 “UCC” - The Uniform Commercial Code as adopted in the Chosen State.

2. Sale; Purchase Price; Billing

2.1 Assignment and Sale.

2.1.1 Seller shall offer to sell to Purchaser as absolute owner, with full recourse, such of Seller’s Accounts as are listed from time to time on Schedules of Accounts.

2.1.2 Purchaser will advise Seller, in writing, as to which of Seller’s Accounts have become Purchased Accounts.

2.1.3 Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Account, as Purchaser shall from time to time request.

2.1.4 Purchaser may, but need not purchase from Seller such Accounts as Purchaser determines to be Eligible Accounts.

2.1.5 Purchaser does not intend to purchase any Account which will cause the unpaid balance of Purchased Accounts to exceed the Maximum Amount.

2.1.6 Purchaser shall pay the Purchase Price, of any Purchased Account, less any amounts due to Purchaser from Seller, within two Business Days of the Purchase Date, whereupon the Accounts shall be deemed purchased hereunder.

2.2 Billing.

2.2.1 Purchaser may send a monthly statement to all Payors itemizing their account activity during the preceding billing period. All Payors will be instructed to make payments to Purchaser.

3. Reserve Account.

3.1 Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

3.2 Except during any period in which an Event of Default remains uncured, Purchaser shall, upon Seller’s request, pay to Seller any amount by which the Reserve Account exceeds the Required Reserve Amount (“Excess Reserves”).

3.3 Upon termination of this Agreement or upon the occurrence of any Event of Default, these payments by Purchaser to Seller shall be made no more frequently than once a month.

3.4 Purchaser may charge the Reserve Account with any Obligation.

3.5 Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

3.6 Except as provided in Section 3.2. Purchaser may retain the Reserve Account until Complete Termination.

4. Exposed Payments.

4.1 Upon termination of this Agreement Seller shall pay to Purchaser (or Purchaser may retain with notice to Seller), to hold in a non-segregated non-interest bearing account the amount of all Exposed Payments (the “Preference Reserve”).

4.2 Purchaser may charge the Preference Reserve with the amount of any Exposed Payments that Purchaser pays to the bankruptcy estate of the Payor that made the Exposed Payment, on account of a claim asserted under Section 547 of the Bankruptcy Code.

4.3 Purchaser shall refund to Seller from time to time that balance of the Preference Reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

5. Authorization for Purchases.

5.1 Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Seller.

6. Fees and Expenses.

6.1 Seller shall pay to Purchaser:

6.1.1 Discount. The Discount, on the first day of the month following the month in which it accrues.

6.1.2 Servicing Fee. The Servicing Fee, on the first day of the month following the month in which such it accrues.

6.1.3 Origination Fee. The Origination Fee, on the first of the Initial Term and each Renewal Term.

6.1.4 Minimum Monthly Fee. Any amount by which the fees earned in any month (prorated for partial months) are less than the Minimum Monthly Balance subject to Discount pursuant to Sections 6.1.1 and 6.1.2, to be paid on the first day of the following month.

6.1.5 Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual. It is recognized that the costs imposed upon Purchaser by the Seller’s action or inaction resulting in the imposition of this fee are difficult to ascertain, and this fee represents the good faith effort to compensate Purchaser without imposing upon the parties the expensive burden of litigating that cost, and is the agreed liquidated damages with result therefrom.

6.1.6 Early Termination Fee. The Early Termination Fee, in the event that the Early Termination Date is earlier than the Permitted Termination Period, whether or not Seller actually terminates this Agreement on the Early Termination Date shall be payable on the Early Termination Date.

6.1.7 Out-of-pocket Expenses. The out-of-pocket expenses directly incurred by Purchaser in the administration of this Agreement such as wire transfer fees, postage and audit fees. Seller shall not be required to pay for more than four audits per twelve-month period.

6.1.8 Payment by Credit Card. In the event a Payor makes a payment to Purchaser using a credit card, Purchaser shall credit to the obligation of the Account Debtor the amount credited to Purchaser by Purchaser’s credit card processor, net of any processing fees.

7. Repurchase Of Accounts.

7.1 Seller shall repurchase, by payment of the then unpaid Face Amount thereof, together with any unpaid fees relating to the Purchased Account on demand, or, at Purchaser’s option, by Purchaser’s charge to the Reserve Account:

7.1.1 Any Purchased Account, the payment of which has been disputed by the Payor or the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute;

7.1.2 Any Purchased Account regarding which Seller has breached any warranty as set forth in the Section 14.4.

7.1.3 Any Purchased Account owing from an Account Debtor or Payor which (i) in Purchaser’s reasonable credit judgment has become insolvent or (ii) which has indicated an inability or unwillingness to pay the Purchased Account when due;

7.1.4 All Purchased Accounts upon the occurrence of an Event of Default, or upon the Termination Date of this Agreement; and

(a) Any Purchased Account that remains unpaid beyond the Late Payment Date.

8. Security Interest.

8.1 As collateral securing the Obligations, with respect to the Collateral:

8.1.1 Grants to Purchaser a continuing first priority security interest in the Collateral.

9. Clearance Days.

9.1 For all purposes under this Agreement, Clearance Days will be added to the date on which Purchaser receives any payment.

10. Authorization to Purchaser.

10.1 Seller irrevocably authorizes Purchaser at Seller’s expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full:

10.1.1 Receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, proceeds of any Collateral;

10.1.2 Take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon Purchaser’s Accounts in accordance with applicable law;

10.1.3 With respect to any of the following established or issued for the benefit of Seller, either individually or as a member of a class or group, file any claim under (i) any bond or (ii) under any trust fund.

10.1.4 Pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser’s security interest in any Collateral, which sums shall be included as Obligations hereunder, and in connection with which sums the Default Discount Rate shall accrue and shall be immediately due and payable on the Balance Subject to Discount;

10.1.5 Reserved

10.1.6 Notify any Payor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser;

10.1.7 Communicate directly with Seller’s Payors to verify the amount and validity of any Account created by Seller.

10.1.8 During the continuation of an Event of Default:

(a) Reserved;

(b) Settlement of Claims:

(i) In its own name or on behalf of Seller, with Seller to be bound thereby, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions (collectively, a “Settlement”), any and all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such Account Debtor), without affecting any of the Obligations;

All Settlements shall be presumed to be commercially reasonable, and the burden of proof shall be on Seller with respect thereto.

10.1.9 File any initial financing statements and amendments thereto that:

(a) Indicate the collateral as all Accounts, including but not limited to Accounts consisting of Proceeds of Inventory, or words of similar effect;

(b) Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Seller is an organization, the type of organization, and any organization identification number issued to the Seller and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates

10.2 Seller authorizes Purchaser to accept, endorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under §3-311 of the Uniform Commercial Code, or otherwise.

10.3 Purchaser shall, upon Seller’s written request with respect to specific Account Debtors, and immediately after the occurrence of an Event of Default Purchaser may without Seller’s request, perform Accounts collection services on Seller’s behalf, which services may include, but are not limited to, (1) communicating with Account Debtors, (2) reviewing public records and credit reports, and (3) the bringing (in Purchaser’s or Seller’s name at Seller’s sole expense), actions deemed appropriate by Purchaser to effect collection of Seller’s Accounts (“Collection Services”). Upon such request, or immediately after the occurrence of an Event of Default, Seller shall be deemed to have authorized Purchaser to perform Collection Services.

11. ACH Authorization.

11.1 In order to satisfy any of the Obligations, Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller.

12. Covenants By Seller.

12.1 After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

12.2 Books and Records; Inspection; Audits.

12.2.1 Seller shall at all times maintain complete, accurate and current books and records, including a general ledger and subsidiary ledgers, cash receipts and disbursement journals, sales journals, and such other records as a business such as Seller shall reasonably maintain, in accordance with the standards set forth in Section 727(a)(3) of the United States Bankruptcy Code.

12.2.2 From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after of an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller’s books and records, and Seller shall permit Purchaser to make copies of such books and records or extracts therefrom as Purchaser may request.

12.2.3 Seller irrevocably authorizes all accountants and third parties employed by Seller to disclose and deliver to Purchaser at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

12.3 Before sending any Invoice to an Account Debtor, Seller shall mark same with such notice of assignment as Purchaser may require.

12.4 Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

12.5 Seller may create, incur, assume or permit to exist any lien upon or with respect to any assets in which Purchaser now or hereafter holds a security interest on either of the following conditions:

12.5.1 With the prior written consent of Purchaser, which consent will not be unreasonably withheld so long as the subordinate secured party and Purchaser enter into a consent agreement acceptable to Purchaser, or

12.5.2 [Reserved

12.6 Notwithstanding Seller’s obligation to pay the Misdirected Payment Fee, Seller shall pay to Purchaser on the next banking day following the date of receipt by Seller the amount of:

12.6.1 Any payment on account of a Purchased Account.

12.6.2 After the occurrence of an Event of Default, any payment on account of any Account.

12.7 The funds received by Seller as described in Section 12.6. shall be held by Seller in trust for Purchaser and shall not be commingled with any funds of Seller.

12.8 Avoidance Claims.

12.8.1 Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claim and shall pay to Purchaser on demand the amount thereof

12.8.2 Seller shall notify Purchaser within two Business Days of it becoming aware of the assertion of an Avoidance Claim.

12.8.3 This provision shall survive termination of this Agreement.

12.9 In the event that Purchaser sends a notice of assignment to a Payor obligated with respect to any Account pursuant to Section 10.1.6. :

12.9.1 Seller shall not direct such Payor to pay such Account to Seller or any other entity or individual, or undermine or interfere with such notice of assignment in any manner.

12.9.2 Seller agrees that a violation of this Section 12.9. will put the value of the Collateral at risk and will cause irreparable harm to Purchaser and, therefore, Purchaser shall be entitled to temporary and permanent injunctive relief to prevent such violation without the necessity of proving that actual damages are not an adequate remedy and Purchaser will be entitled to any proceeds of a Accounts received by Seller as a result of such violation.

13. Account Disputes.

13.1 Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at Seller’s sole cost and expense. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms, as Purchaser in its sole discretion deem advisable, for Seller’s account and risk and at Seller’s sole expense. Upon the occurrence of an Event of Default Purchaser may Resolve such issues with respect to any Account of Seller.

14. Representation and Warranties. Seller represents and warrants that: 14.1. It is fully authorized to enter into this Agreement and to perform hereunder; 14.2. This Agreement constitutes its legal, valid and binding obligation; and 14.3. Seller is solvent and in good standing in the jurisdiction of its organization. 14.4. The Purchased Accounts are and will remain:

14.1.1 Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller’s business;

14.1.2 To the best of Seller’s knowledge, unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

14.1.3 Not sales to any Affiliate of Seller.

14.1.4 “Arm’s length” transactions.

14.2 Seller has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

15. Disclaimer of Liability.

15.1 In no event will Purchaser be liable to Seller for any lost profits, lost savings or other consequential, incidental or special damages resulting from or arising out of or in connection with this agreement, the transactions or relationships contemplated hereby or purchaser’s performance or failure to perform hereunder, even if purchaser has been advised of the possibility of such damages.

16. Default.

16.1 Events of Default.

16.1.1 The following events will constitute an Event of Default hereunder:

(a) Seller defaults in the payment of any Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any material way. Seller shall have a period of five (5) business days after notice from Purchaser in which to cure such Event of Default only if such Event of Default is capable of being cured. If Seller fails to completely cure such Event of Default within the five day period, Seller shall have no right to cure thereafter absent Purchaser’s written consent;

(b) Seller or any guarantor of the Obligations voluntarily initiates any debtor-relief proceedings or involuntarily becomes subject to any debtor-relief proceedings not discharged in 30 days; or

(c) Any such guarantor fails to perform or observe any of such Guarantor’s obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever.

16.2 Waiver of Notice. PURCHASER’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

16.3 Effect of Default.

16.3.1 Upon the occurrence of any Event of Default:

(a) Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice;

(b) Discount shall accrue and be payable at the Default Discount Rate on the Balance Subject to Discount.

(c) The Early Termination Fee shall become immediately due and payable without notice.

17. Account Stated.

17.1 Purchaser shall render to Seller a statement, either in tangible form or available on line, setting forth the transactions arising hereunder.

17.2 Each statement shall be considered correct and binding upon Seller as an account stated, except to the extent that Purchaser receives, within sixty days after the mailing of such statement or its becoming available on line, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

18. Amendment and Waiver.

18.1 Only a writing signed by all parties hereto may amend this Agreement. No failure or delay in exercising any right hereunder shall impair any such right that Purchaser may have, nor shall any waiver by Purchaser hereunder be deemed a waiver of any default or breach subsequently occurring. Purchaser’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

19. Termination; Effective Date.

19.1 This Agreement will be effective on the date it is signed by the Parties, shall continue until the end of the Initial Term, and shall be automatically extended for successive Renewal Terms unless Seller shall provide a Notice of Termination at least sixty days prior to the intended termination date, whereupon this Agreement shall terminate on the end of the then existing Initial Term or Renewal Term, as applicable.

19.2 This Agreement will also terminate if Seller delivers a Notice of Termination to Purchaser, subject to Sections 19.3 and 19.4 and payment of the Early Termination Fee.

19.3 The Notice of Termination shall not be effective unless all Obligations have been paid to Purchaser on or before the termination date set forth therein.

19.4 Any attempted termination of this Agreement other than as set forth herein shall be ineffective, and this Agreement shall continue in full force and effect as if such attempted termination was not made.

20. No Lien Termination without Release.

20.1 In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Complete Termination has occurred. Seller understands that this provision constitutes a waiver of its rights under §9513 of the UCC.

21. Conflict.

21.1 Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

22. Severability.

22.1 In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23. Relationship of Parties.

23.1 Notwithstanding that the Purchaser has the rights of a Secured Party, the relationship of the parties hereto shall not be that of lender and borrower.

23.2 Purchaser is and shall not be a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser.

24. Attorneys’ Fees.

24.1 Seller agrees to reimburse Purchaser on demand for:

24.1.1 The actual amount of all costs and expenses, including attorneys’ fees, which Purchaser has incurred or may incur in negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith;

24.1.2 The actual amount of all costs and expenses, including attorneys’ fees, which Purchaser may incur in connection with any federal or state insolvency proceeding commenced by or against Seller, including those:

(a) Arising out the automatic stay,

(b) Seeking dismissal or conversion of the bankruptcy proceeding, or

(c) Opposing confirmation of Seller’s plan thereunder.

24.2 In the event that any Party finds it necessary to retain counsel in connection with the interpretation, defense, or enforcement of this agreement, the prevailing Party shall recover its reasonable attorney’s fees and expenses from the unsuccessful Party. It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing Party by its counsel and that such amount will be reasonable if based on the billing rates charged to the prevailing party by its counsel in similar matters.

24.3 In the event that Seller asserts a claim against Purchaser hereunder, it shall do so in writing prior to and as a condition of the commencement of any litigation by Seller, setting forth the specific amount of Seller’s claim against Purchaser (the “Damage Claim”). If any dispute resolution process results in a judgment or award against Purchaser of less the Damage Claim, the court is requested to find that Purchaser was the prevailing party for the purposes of this Section.

25. Entire Agreement.

25.1 No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

26. Choice of Law.

26.1 This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

27. Jury Trial Waiver.

27.1 IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

28. Venue; Jurisdiction.

28.1 Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, including an action in tort, shall, if Purchaser so elects, be instituted in any court sitting in the Chosen State, in the city in which Purchaser’s chief executive office is located, or if none, any court sitting in the Chosen State (the “Acceptable Forums”). Seller agrees that the Acceptable Forums are convenient to it, and irrevocably submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue.

28.2 Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser to transfer such proceeding to an Acceptable Forum.

29. Time of the Essence.

29.1 It is agreed that time is of the essence in all matters herein.

30. Service of Process.

30.1 Seller agrees that Purchaser may effect service of process upon Seller by regular mail at the address set forth herein or at such other address as may be reflected in the records of Purchaser, or at the option of Purchaser by service upon Seller’s agent for the service of process.

31. Assignment.

31.1 Purchaser may assign its rights and delegate its duties hereunder. Upon such assignment, Seller shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Purchaser.

32. Counterparts.

32.1 This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.

32.2 Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

33. Notice.

33.1 All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of:

33.1.1 Transmittal by electronic means to a receiver under the control of such party, or

33.1.2 Actual receipt by such party or an employee or agent of such party.

33.2 All notices to Purchaser shall be deemed given upon actual receipt by a responsible officer of Purchaser.

33.3 For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

Address:	1001 SE Water Avenue
Suite 390
Portland, OR 97214
Officer:	Lawrence Firestone, CEO
Email address:	lfirestone@eastsidedistilling.com

PURCHASER
Address:	3000 Riverchase Galleria
Suite 800
Birmingham, AL 35244
Officer:	Tania Daniel
Email address:	tdaniel@engscapital.com

IN WITNESS WHEREOF, the Parties have executed this agreement on the day and year first above written.

SELLER:		EASTSIDE DISTILLING, INC.
	By:	/s/ Lawrence Firestone
	Name:	Lawrence Firestone
	Title:	CEO
PURCHASER:		ENGS COMMERCIAL CAPITAL, LLC
	By:	/s/ Tania Daniel
	Name:	Tania Daniel
	Title:	Managing Director

EXHIBIT 1.11.3.

GENERAL RELEASE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the undersigned and each of them (collectively “Releasor”) hereby forever releases, discharges and acquits ENGS COMMERCIAL CAPITAL, LLC (“Releasee”), its parent, directors, shareholders, agents and employees, of and from any and all claims of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore existing, now existing or hereafter arising, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, to the extent that they arise out of or are in way connected to or are related to that certain Factoring and Security Agreement dated________________.

Releasor agrees that the matters released herein are not limited to matters which are known or disclosed, and the Releasor waives any and all rights and benefits which it now has, or in the future may have.

Releasor acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and it acknowledges that this Release has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Releasee from any such unknown Claims.

Acceptance of this Release shall not be deemed or construed as an admission of liability by any party released.

In the event of any litigation arising out of or related to this Release, the prevailing party shall recover its reasonable attorney’s fees and expenses from the unsuccessful party. It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing party by its counsel and that such amount will be reasonable if based on the billing rates charged to the prevailing party by its counsel in similar matters.

Releasor acknowledges that either (a) it has had advice of counsel of its own choosing in negotiations for and the preparation of this release, or (b) it has knowingly determined that such advice is not needed.

DATED:
Entity Releasor:	Eastside Distilling, Inc.
By:
Name:
Title:

EXHIBIT 1.28.

Engs Commercial Capital, LLC

3000 Riverchase Galleria, Suite 800

Birmingham, AL 35244

Re:	Factoring And Security Agreement Dated__________________(the “Agreement”)

Ladies and Gentlemen:

Please be advised that we are exercising our option to terminate the Agreement on __(date to be supplied in original) and this shall be the Early Termination Date set forth in the Agreement. As a consequence of such election, we are obligated to pay to you the Early Termination Fee as set forth in the Agreement.

Very truly yours,

Eastside Distilling, Inc.

By:
Title: